SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):   November 17, 1998




                   JMB INCOME PROPERTIES, LTD. - XII
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        (Exact name of registrant as specified in its charter)




     Illinois                  0-16108                  36-3337796
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(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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                       TOPANGA PLAZA PARTNERSHIP
                        Los Angeles, California
                       ------------------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. JMB Income Properties, Ltd-XII (the "Partnership") was a partner in Topanga Plaza, a California general partnership (the "Venture") with an unaffiliated venture partner, Topanga Plaza LLC (the "Venture Partner"). The Venture owned a leasehold interest in the land and improvements known as the Topanga Plaza Shopping Center in Los Angeles, California (the "Property"). The Partnership had been discussing the sale of its Partnership interest to the Venture Partner and reached an agreement in principle in the fourth quarter of 1998. On November 17, 1998 the Partnership sold its interest to the Venture Partner.

At the time of the sale, Topanga Plaza was 97% occupied. The purchase price of the interest was $86,450,000 ($53,450,000 plus the assumption of the Partnership's share of the mortgage loan of approximately $33,000,000).

The Partnership received approximately $52,360,000 (net of closing costs but before prorations). As a result of this transaction, the Partnership expects to recognize a gain of approximately $33,000,000 for financial reporting purposes and approximately $53,000,000 for Federal income tax purposes in 1998.

     The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of a real property by the Partnership amounts equal to the cumulative deferrals of any portion of their 10% cash distribution and 2-1/2% of the selling price, and that the remaining proceeds (net after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, notwithstanding such allocations, the Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners (i) have received cumulative cash distributions from the Partnership's operations which, when combined with a sale or refinancing proceeds previously distributed, equal a 6% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the second fiscal quarter of 1986, (ii) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership, and (iii) have received cash distributions of sale and refinancing proceeds and of the Partnership's operations, in an amount equal to the Limited Partners' initial capital investment in the Partnership plus a 10% annual return on the Limited Partners' average capital investment. As the above levels of return will not be achieved, the General Partners have not received any portion of the proceeds from the sales of properties by the Partnership.

     The Partnership's interest in the Venture was its only remaining investment and due to its sale, the Partnership intends to wind up its affairs and liquidate by year end. The Partnership will distribute sale and final liquidating distributions in the aggregate of approximately $380 per Limited Partnership Interest. However, this is an estimate only and the sale and final liquidating distribution to the Limited Partners, which will depend on, among other things, amounts needed to pay or provide for the Partnership's remaining expenses and liabilities, may vary from such estimate.




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ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

     (a)   Financial Statements.  Not applicable

     (b)   Proforma financial information - Narrative

     As a result of the sale of the Partnership's interest in the Venture, after November 17, 1998, there will be no further rental and other income, mortgage and other interest, property operating expenses, amortization of deferred expenses and venture partner's share of venture's operations recorded for the Property in the consolidated financial statements of the Partnership which for the Partnership's most recent fiscal year (the year ended December 31, 1997) which were approximately $19,941,000, $5,816,000, $5,722,000, $662,000 and ($3,251,000), respectively. Rental and other income, mortgage and other interest, property operating expenses, amortization of deferred expenses and venture partner's share of venture's operations included in the nine months ended September 30, 1998, in the Partnership's consolidated financial statements relating to the Property were approximately $13,878,000, $4,330,000, $4,102,000, $377,000 and
($2,129,000), respectively. Such operating results reflect the classification of the Property as held for sale or disposition as of December 31, 1996 and therefore not subject to continued depreciation as of such date. Additionally, as a result of such sale, there will be no further assets and liabilities related to the joint venture, which at September 30, 1998 consisted of cash and other current assets of approximately $2,591,000, property held for sale or disposition of approximately $83,212,000, deferred expenses and other long-term assets of approximately $6,854,000, current portion of long-term debt and long-term of approximately $56,855,000, other current liabilities of approximately $1,213,000, tenant security deposits of approximately $95,000 and venture partner's subordinated equity in venture of $13,991,000.

     (c)   Exhibits.

           10.1 Letter Agreement between JMB Income Properties, Ltd. - XII and Topanga Plaza LLC dated November 16, 1998.

           10.2 Partnership Interest Purchase Agreement between JMB Income Properties, Ltd. - XII and Topanga Plaza LLC dated November 17, 1998.





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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      JMB INCOME PROPERTIES, LTD. - XII

                      BY:   JMB Realty Corporation
                            (Managing General Partner)


                            By:   GAILEN J. HULL
                                  -----------------------------
                                  Gailen J. Hull
                                  Senior Vice President
                                  Principal Accounting Officer



Dated:  December 2, 1998